Morrison Warren Partner	Chapman and Cutler LLP 320 South Canal Street, 27th Floor Chicago, Illinois 60606 T 312.845.3484 warren@chapman.com

July 22, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Roundhill ETF Trust Registration Statement on Form 8-A/A

Ladies and Gentlemen:

On behalf of the Roundhill Innovation-100 0DTE Covered Call Strategy ETF (formerly Roundhill N-100 0DTE Covered Call Strategy ETF) (the “Fund”), a series of Roundhill ETF Trust (the “Trust”), we enclose herewith for filing pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, an Amendment to the Registration Statement of the Trust on Form 8-A/A covering the Fund’s common shares of beneficial interest (the “Shares”). The purpose of the Amendment is to update the name of the Fund.

The Shares are being listed on Cboe BZX Exchange, Inc. and, accordingly, a copy of the Prospectus, which contains a description of the Shares has been transmitted for filing with Cboe BZX Exchange, Inc.

If you have any questions concerning this filing or require any additional information, please contact me at (312) 845-3484.

Very truly yours,

Chapman and Cutler llp

By	/s/ Morrison C. Warren
Morrison C. Warren

Enclosure

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act of 1934

Roundhill ETF Trust

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	(see next page)
(State of incorporation or organization)	(IRS Employer Identification No.)

c/o Roundhill Financial Inc. 154 West 14th Street, 2nd Floor New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be so Registered
Shares of beneficial interest, no par value, of Roundhill Innovation-100 0DTE Covered Call Strategy ETF	Cboe BZX Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [  ]

Securities Act registration statement file numbers to which this form relates:
333-273052

Securities to be registered pursuant to Section 12(g) of the Act:
None

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereunder are common shares of beneficial interest, no par value per share (the “Shares”), of the Roundhill Innovation-100 0DTE Covered Call Strategy ETF (formerly Roundhill N-100 0DTE Covered Call Strategy ETF) (the “Fund”), a series of the Roundhill ETF Trust (the “Trust”). This amendment is being filed in connection with a change to the name of the Fund. The Trust has filed an amendment to its application for listing of the Shares of the Fund which has been approved by Cboe BZX Exchange, Inc.

A description of the Shares of the Fund is set forth in Post-Effective Amendment No. 49 to the Registrant’s Registration Statement on Form N-1A (Registration Nos. 333-273052 and 811-23887) as filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 29, 2024 (the “Registration Statement”), which description is incorporated herein by reference. In addition, the above-referenced description included in any supplement relating to the Registration Statement filed with the Commission pursuant to Rule 497 under the Securities Act of 1933, as amended, shall be deemed to be incorporated herein by reference. The Registration Statement for the Fund was supplemented on July 12, 2024 and July 22, 2024 to reflect a change in the Fund’s name.

Fund Name	EIN
Roundhill Innovation-100 0DTE Covered Call Strategy ETF	93-4509556

Item 2. Exhibits.

1. The Trust’s Agreement and Declaration of Trust is included as Exhibit 28(a) to Pre-Effective Amendment No. 2 to the Trust’s Registration Statement, as filed with Securities and Exchange Commission on October 20, 2023.

2. The Trust’s By-Laws is included as Exhibit 28(b) to Pre-Effective Amendment No. 2 to the Trust’s Registration Statement, as filed with Securities and Exchange Commission on October 20, 2023.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Roundhill ETF Trust

July 22, 2024	/s/ Sean Poyntz
Name: Sean Poyntz
Title: Secretary